Exhibit 99

Barry B. Davall Retires From Community Partners Bancorp
After 48-Year Banking Career

Management Promotions Announced

MIDDLETOWN, NJ, December 22, 2008 – Community Partners Bancorp (NasdaqCM: CPBC) announced today that after nearly five decades in the banking business, Barry B. Davall, 66, will retire as President and Chief Executive Officer of Community Partners, effective February 1, 2009. He will remain a Director of Community Partners.

The move continues an orderly management succession in which Mr. Davall retired as Chairman and CEO of the Bancorp’s Two River Community Bank unit in August 2007, while maintaining his duties with the parent company.

The company also made the following executive announcements:

●	Charles T. Parton, 67, will continue as Chairman of the Board of Community Partners, and will assume the position of Interim President and CEO of Community Partners on February 1, 2009. It is anticipated that Mr. Parton will serve in this position for a period of less than one year.

●
William D. Moss, 51, will be promoted to Executive Vice President of Community Partners, effective January 1, 2009.  He will continue as Senior Lending Officer of Community Partners, and will continue as President, CEO and Director of Two River Community Bank.

●	Michael J. Gormley, 53, will be promoted to Executive Vice President of Community Partners, effective January 1, 2009. He will retain his current positions as Chief Operating Officer and Chief Financial Officer of both Community Partners and Two River Community Bank.

Mr. Parton said: “Barry Davall is a quintessential community banker who has provided outstanding leadership to our company since its founding in 2000.  Thanks in large part to his efforts, Community Partners Bancorp will enter 2009 well-positioned to pursue its targeted growth strategy in Monmouth and Union Counties.  All of us in the Community Partners family wish Barry the best of health and happiness in his retirement.”

Mr. Parton continued, “Mike Gormley, Bill Moss and I will function as an Office of the Chairman on policy matters, and the two of them will continue to oversee the banking operations on a daily basis.  Bill and Mike have been with Community Partners and Two River since their inception, and I look forward to continuing to work with them in the new year.”

Mr. Davall began his banking career in 1960 with Hightstown Trust Company in Hightstown, NJ.  He subsequently served in a variety of executive positions with banks in New Jersey, including CEO and President of New Jersey National Bank of Princeton, President and COO of Shawmut Fidelity Bank, President and CEO of Tinton Falls State Bank, and Senior Regional Vice President of Commerce Bank Shore, N.A.  Mr. Davall attended Rider University, and is a 1978 graduate of the Stonier Graduate School of Banking.

Community Partners is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey. Two River Community Bank currently operates eleven branches throughout Monmouth County and The Town Bank currently operates four branches in Union County. More information is available at www.communitypartnersbancorp.com.

Contact:

Kirk Petersen
Media Relations
973-820-1326 (cell)
kirk@kirkpetersen.net